UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 31, 2008
PALL CORPORATION
(Exact name of registrant as specified in its charter)

New York	001- 04311	11-1541330
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

2200 Northern Boulevard, East Hills, NY (Address of principal executive offices)	11548 (Zip Code)
(516) 484-5400
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On December 31, 2008, pursuant to the approval of the Compensation Committee (the “Committee”) of the Board of Directors of the Company on December 17, 2008, Pall Corporation (the “Company”) entered into the following amendments to the employment agreements of named executive officers:
•	an amendment to the Employment Agreement dated July 20, 2005 with Eric Krasnoff (the “Krasnoff Agreement”), the Company’s Chairman and Chief Executive Officer;

•	an amendment to the Employment Agreement dated September 12, 2005 with Roberto Perez, (the “Perez Agreement”), the Company’s President of Life Sciences;

•	an amendment to the Employment Agreement dated June 1, 2004 with Lisa McDermott (the “McDermott Agreement”), the Company’s Chief Financial Officer and Treasurer.
     The Krasnoff Agreement, the Perez Agreement and the McDermott Agreement are referred to herein collectively as the “Agreements”, and the amendments to those agreements effective December 31, 2008 are referred to as the “Amendments.”
     Also pursuant to the approval of the Committee, the Company amended and restated the Supplementary Pension Plan (the “SPP”), effective December 31, 2008.
     The Company entered into the Amendments and amended and restated the SPP in order to comply with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations issued thereunder (collectively “Section 409A”). Section 409A imposes penalties and additional tax on service providers (including employees and directors) if a nonqualified deferred compensation arrangement does not comply with its provisions, and requires plans to be in documentary compliance beginning on January 1, 2009.
     As required by Section 409A, the amended and restated SPP provides that the monthly pension under the SPP, which is offset by any payments under the Company’s tax-qualified pension plan, begins to be offset by such payments at the time that the monthly pension begins under the SPP. Formerly, the offset began at the time that payments began under the tax-qualified pension plan.
     The Amendments to the Agreements include changes directly required by Section 409A such as providing consistency in time and form of payments upon separation from service regardless of the reason for the separation. The Amendments also include other changes which are indirect consequences of the restrictions imposed by Section 409A. Such changes include deleting from the Krasnoff Agreement a provision that may have allowed for Section 409A noncompliant acceleration and deferral of compensation in the event of a change in control (which provision was intended to avoid Mr. Krasnoff’s exposure to certain excise taxes), and replacing it with a provision requiring payment to Mr. Krasnoff in the event that upon a change in control, due to benefits provided or payments made by the Company, Mr. Krasnoff has an obligation to pay an excise tax under Section 4999 of the Code. The amount of the payment shall be an amount such that after payment of all taxes, including any interests and penalties, Mr. Krasnoff will retain an amount equal to the taxes imposed. The Company provided for the payment in order to provide incentives for Mr. Krasnoff’s performance and retention in the event of any future change in control without possible concern for excise taxes.

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     In addition, the Amendments add non-solicitation and non-disparagement covenants to the Agreements, and provide that any severance payments will be contingent upon continuing compliance with those non-solicitation and non-disparagement covenants as well as the non-compete covenants already contained in the Agreements. Under the Amendments, severance payments are also contingent on the applicable officer’s execution of a general release of claims against the Company. The Company added these conditions to severance payments in order to protect the Company in the event that an officer separates from service.
     Finally, the Perez Amendment revises Mr. Perez’s annual bonus structure so that Mr. Perez’s annual bonus is determined entirely under the Company Executive Incentive Bonus Plan, rather than partially by reference to targets specific to the performance of Pall Life Sciences. The Company determined to change Mr. Perez’s bonus structure in order to provide for parity among named executive officers and promote teamwork in improving the economic performance of the Company overall.
     The foregoing descriptions of the Amendments and the amended and restated SPP do not purport to be complete and are qualified in their entirety by reference to the full text of the Amendments and the amended and restated SPP, which the Company will file as exhibits to its Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2009.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pall Corporation

January 8, 2009	/s/ FRANCIS MOSCHELLA
Francis Moschella
Vice President — Corporate Controller
Chief Accounting Officer

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